CONTACT:
Randall E. Black
Chief Executive Officer & President
570-662-2121

CITIZENS FINANCIAL SERVICES, INC. SUBMITS APPLICATION TO UPLIST ON THE NASDAQ CAPITAL MARKET
Mansfield, Pennsylvania, April 11, 2022 – Citizens Financial Services, Inc (OTCPink: CZFS) (the “Company”), the holding company for First Citizens Community Bank, today announced that it has submitted an initial application to list its common stock on the Nasdaq Capital Market (“Nasdaq”).
Randall Black, Chief Executive Officer of the Company, stated, “We are excited about the prospect of listing on Nasdaq. We believe that moving to Nasdaq complements the Company’s demonstrated growth and will provide us with better access to capital, increased trading volume in our common stock and improved means to use our stock as acquisition consideration. We believe that the Nasdaq listing will raise our overall profile and better position the Company to drive shareholder value.”
The listing of the Company’s common stock on Nasdaq remains subject to the review and approval of the initial listing application and the satisfaction of all applicable listing and regulatory requirements. The Company intends to issue a press release once the listing application is approved and a target date for listing has been established.
About Citizens Financial Services, Inc.
Citizens Financial Services, Inc. is a $2.2 billion bank holding company conducting business through First Citizens Community Bank (FCCB).  First Citizens Community Bank (FCCB) operates 31 offices in Pennsylvania, Delaware and New York.
Forward-Looking Statements
This press release contains statements that are forward-looking and are made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned not to place undue reliance on any such forward-looking statements contained in this press release, which speak only as of the date made. Actual results may differ materially from those contained in or implied by such forward-looking statements as a result of various important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  We do not undertake any obligation to republish revised forward-looking statements to reflect circumstances or events after the date hereof or to reflect the occurrence of unanticipated events, except to the extent required by law.